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                         [NEURON DATA INC. LETTERHEAD]

                                                                    EXHIBIT 10.7

                                    July 15, 1998

Mr. Thomas F. Kelly
57 Stevenson Lane
Atherton, CA 94027

Dear Tom:

     Neuron Data, Inc. (the "Company") is very pleased to extend this offer of employment to you to serve as the Company's President and Chief Executive Officer. We believe that you will be a tremendous addition to the Neuron Data team and we are all very excited about the prospect of your joining us. The terms and conditions of your employment, should you decide to accept our offer, are as follows:

     1.  Position. You will serve in a full-time capacity as President and Chief
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Executive Officer. You will also be elected to the Board of Directors of the
Company.

     2.  Compensation. Your annual rate of base salary will be $250,000, payable
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in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment at the discretion of the Board in each subsequent year as part of the Board's review of your compensation. You will have the opportunity to earn an incentive bonus of up to 30,000 shares of options on the company's common stock (fully vested upon grant) for the fiscal year 1999 based upon personal and corporate goals set by the Company's Board of Directors. For furore fiscal years, you will have the opportunity to earn an incentive bonus based on the Company's bonus plan as established by the Company's Board of Directors. For each of fiscal quarters ending September 1998, December 1998 and March 1999, so long as you are in the employ of the company, will be paid a guaranteed payment of $15,000.

     3.  Equity Compensation. Following the commencement of your employment, you
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will be granted under the Company's employee stock option plan an "incentive stock option" to purchase up to 600,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted. This option will vest as to 25% of the shares subject to the option on the first anniversary of the grant and the remaining shares will vest monthly thereafter through the fourth anniversary of the grant In the event of a change of control of the company, vesting will accelerate to the extent of 50% of the unvested portion of the option on the closing date of the change of control, subject to a minimum aggregate vesting of two-thirds of the option.
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          You will also be granted an additional option to purchase up to
100,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted. All of the shares subject to the option will vest on the seventh anniversary of the grant; however, such vesting will accelerate in full in the event of either (i) a public valuation of the Company's common stock equal to or greater than $6 per share for a period of 30 consecutive trading days or (ii) an acquisition of substantially all of the assets or securities of the Company for cash or public securities at a fully diluted value per share of common stock equivalents equal to or greater than $6 without regard to any liquidation preference.

          You will also be granted an additional option to purchase up to 100,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of the Company's common stock on the date the option is granted. All of the shares subject to the option will vest on the seventh anniversary of the grant; however, such vesting will accelerate in full in the event of either (i) a public valuation of the Company's common stock equal to or greater than $12 per share for a period of 30 consecutive trading days or (ii) an acquisition of substantially all of the assets or securities of the Company for cash or public securities at a fully diluted value per share of common stock equivalents equal to or greater than $12 without regard to any liquidation preference.

     4.  Fringe Benefits. The Company will also provide you with the benefits of
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each group life insurance, group medical plan and any other employee benefit plan which the Company may now or hereafter maintain for its officers and for which you individually qualify.

     5.  Vacation. You will accrue 20 days of vacation for each twelve-month
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period of continued employment with the Company. You agree, however, to use all accrued vacation during the twelve-month period in which it is earned.

     6.  Proprietary Information and Inventions Agreement. You will be required,
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as a condition to your employment with the Company, to enter into the Company's standard Proprietary Information and Inventions Agreement.

     7.  Period of Employment. Your employment with the Company will be "at
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will", meaning that either you or the Company will be entitled to terminate your employment with the Company, with or without cause, at any time.

     8.  Severance. Should your employment with the Company be terminated
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involuntarily for other than cause including involuntary termination for other than cause subsequent to a change of control, the Company will pay you severance in nine monthly installments, the total amount equal to (i) nine months salary payable at the rate of the annual base salary in effect for you at the time of such termination plus (ii) the amount of the bonus pro-rated for such nine month period at the target rate in effect on the effective date of such termination, subject to agreements of non-compete and hiring restrictions. In addition, the Company will provide benefits continuation if needed for the nine month period. Such payments will be made monthly for a period of nine months or until you take a position with another company, whichever is sooner.
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     We hope that you find the foregoing terms acceptable, and we look forward to your response to this letter by July 15, 1998. You may indicate your acceptance of employment by signing and dating the enclosed duplicate original of this letter and returning it to me by the above date. We believe that in your role as the Company's President and CEO, you will make a significant contribution to the Company's future success, and we look forward to the start of your new career with the Company.

                                    Very truly yours,

                                    NEURON DATA, INC.

                                    /s/ William J. Harding

                                    By:  William J. Harding

                                    Title:  Chairman



AGREED TO AND ACCEPTED BY:

 /s/ Thomas F. Kelly
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Date:  July 15, 1998
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